Exhibit (4)(f)

                             LIMITATION PROVISIONS

The contract is amended at issue to include these provisions. They apply even though the contract may state otherwise:

NON-FORFEITABLE AND NON-TRANSFERABLE

1.   Co-Annuitant and/or co-owners are not permitted under this contract.

2. The Annuitant will always be the owner of this contract except when a transfer is made to a former spouse in accord with a divorce decree as provided in Section 408 (d) (6) of the Internal Revenue Code of 1954, as amended (the "Code"). The rights of an Annuitant cannot be forfeited.

3. This contract may not be sold, assigned, discounted or pledged for any purpose to anyone except us. No part of the value of this contract may be used to buy life insurance.
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RETIREMENT OPTIONS

For settlements that start while the Annuitant is living:

The Annuitant/owner's entire interest (the cash value) must be distributed or, if an annuity option is selected, annuity payments must begin, no later than April 1st of the calendar year next following the end of the calendar year in which the Annuitant attains age 70 1/2.

Any annuity option must provide for payments (a) over the life of the Annuitant, or the lives of the Annuitant and a contingent payee, or (b) over a period not extending beyond the life expectancy of the Annuitant, or the joint and last survivor expectancy. For purposes of determining the maximum payment period under (b), the life expectancy and joint and last survivor expectancy are computed by use of the return multiples contained in section 1.72-9 of the Income Tax Regulations. If the Annuitant's spouse is not the contingent payee, the method of settlement selected must assure that at least 50% of the present value of the amount available for settlement is paid within the life expectancy of the Annuitant.
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DEATH OPTIONS

Except for one made in accord with the Retirement Options above, a settlement may not be chosen unless one of these next three sentences is true:

1. The amount available for settlement with the beneficiary or contingent payee will be distributed within five years of the date of death of the person by reason of whose death the amount became available.

2. That amount will be payable commencing not later than 1 year following such date of death to the beneficiary or contingent payee who is a natural person to be paid in his or her own right, and settlement will be made under Option 2 or under Option 1 for a period not to exceed the life expectancy, computed by use of the return multiples contained in section 1.72-9 of the Income Tax Regulations, of the beneficiary or contingent payee.

3. The beneficiary is the Annuitant's spouse and settlement as described in 1. or 2. above will start no later than the date on which the Annuitant would have attained age 70 1/2.
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So that the contract may meet the requirements of an individual retirement annuity within the meaning of Section 408 (b) of the Code:

1. We do not expect that any dividends may be payable during the accumulation period. If any dividends are declared, they will be credited on the next contract anniversary and only used to increase the annuity benefits.

2. The maximum purchase we will accept for any one tax year of the Annuitant is (a) the lesser of $2,000 or 100% of the amount that is included in the gross income of the Annuitant; or (b) a greater amount if allowed under the Code. But a purchase payment will not be considered in applying the maximum if we have been furnished with evidence that it came from one of these distributions:

     a. A qualifying rollover paid to a participant or, if he or she is deceased, to his or her spouse from a plan described in Section 401
          (a) or 403 (a) of the Code.

     b. A qualifying one paid to a participant or, if he or she is deceased, to his or her spouse from an annuity contract described in section 403
          (b) of the Code.

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     c.   One from an individual retirement account or annuity as described in
          Section 408 (a) or (b) of the Code, that is not an inherited individual retirement account or annuity as described in Section 408
          (d)(3)(c) of the Code.

A change might be needed later to conform this contract to the requirements of the Internal Revenue Code, regulations or published rulings or to the requirements of the Employee Retirement Income Security Act of 1974. If so, we will have the right to make the change(s) without a signed request and to provide a form of amendment to the contract.

                                   Endorsed by attachment on the Contract Date

                                   The Prudential Insurance Company of America.

                                   By /s/ Dorothy K. Light
                                             Secretary

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